RELEASE AND SEPARATION AGREEMENT

THIS RELEASE AND SEPARATION AGREEMENT ("Agreement"), is made and entered into this the 3rd day of February, 2003, by and between LOWE'S COMPANIES, INC., a North Carolina corporation ("Lowe's") and
WILLIAM C. WARDEN, JR. ("Employee").

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties do hereby agree, covenant and stipulate as follows:

1. Separation of Employment.  Employee shall be on paid leave of absence from Lowe's from February 3, 2003 through March 7, 2003. During the time period from February 3, 2003 through March 7, 2003, Employee shall not be eligible to accrue, earn, or be granted any Company bonus or incentive stock options.

Employee shall not be required to, and shall not, perform any job-related duties for Lowe's while he is on leave from the Company.  Employee shall be separated from his employment with Lowe's, effective 5:00 p.m.,
March 7, 2003 (the "Separation Date").  After the Separation Date, Employee shall receive his 2002 Bonus
Plan payment and his payout from the Executive Deferred Compensation Plan, pursuant to the terms of those plans.  After the Separation Date, Employee shall also receive his payout from the prior and current
Benefit Restoration Plans, pursuant to the terms of those plans.

2. Consideration.  In consideration of the release of Lowe's by Employee, Lowe's agrees to make the following payments to Employee (the "Consideration").

  (a) During the period from March 7, 2003 through March 7, 2004, Lowe's shall pay to Employee the gross sum of $505,000 (Five Hundred Five Thousand Dollars), less all applicable required federal state, and local withholdings.  This payment will be made in four (4) installment payments to Employee each in the gross amount of ONE HUNDRED TWENTY SIX THOUSAND TWO HUNDRED FIFTY DOLLARS ($126,250.00), the
  first such payment to be made on March 10, 2003 and the remaining three (3) payments to be made as follows:
  the second payment to be made on the 30th day of July, 2003, the third payment to be made on the 30th day of
  October, 2003, and the fourth payment to be made on January 30, 2004.

  (b)  Employee will be reimbursed for twelve (12) months of medical insurance premiums.  Employee shall forward all premium invoices directly to the Vice President of Compensation and Benefits for reimbursement.

  (c) Additionally, the parties agree that, in accordance with the terms of the Amended and Restated Stock
  Option Agreement, the stock options to purchase all shares of Company stock presently held by Employee shall vest in accordance with the vesting schedule previously established and shall not lapse three (3) months following the Termination Date or during the remainder of the period preceding the expiration date of said option,

  whichever is shorter, as provided in the Employee's Non-Qualified Stock Option Agreements and the
  Incentive Stock Option Agreements dated December 4, 1998, February 3, 2000, March 1, 2001, February 1, 2002,
  and March 1, 2002, and that those shares shall remain exercisable until the expiration date set forth in such
  Agreement.  The option, as amended, will be subject to the terms of an Amended and Restated Stock Option
  Agreement to be executed by Employee and the Company as of the date hereof, in the form attached hereto as
  Exhibit A.  Employee does not have any other options or rights to purchase Company stock.

The Consideration shall only become payable after the expiration of the time period defined in paragraph 3 entitled "Right to Revoke Agreement" and upon the full execution and delivery of this Agreement in triplicate to Stephen A. Hellrung, Senior Vice President, General Counsel and Secretary, Lowe's Companies, Inc., 1605
Curtis Bridge Road, Wilkesboro, NC  28697.

Employee agrees that the foregoing payments and benefits shall constitute the entire amount of monetary consideration provided to him under this Agreement, that he is not entitled to any further monetary consideration whatsoever from the Company, except for any and all vested and nonforfeitable benefits, payments, or stock rights, including all rights, if any, under Lowe's ESOP and 401(k) plans, and that he will not seek any further compensation or consideration for any other claimed damages, costs, or attorneys' fees in connection with the matters encompassed in this Agreement.

3. Right to Revoke Agreement.  Following Employee's execution and delivery of the Agreement to Lowe's,
Employee shall have a seven-day period in which to revoke this Agreement as provided in the Age Discrimination in Employment Act ("ADEA") (referred to as "Revocation Period").  During this seven-day Revocation Period,
Employee shall exercise this right by delivering written notice of the Employee's revocation.  Lowe's shall not have the right to revoke this Agreement during the seven-day Revocation Period.

4. Confidentiality.  Employee acknowledges that, during Employee's employment with Lowe's, Employee learned information that is confidential to Lowe's ("Confidential Information").  Such Confidential Information includes, but is not limited to: trade secrets; plans for opening, closing, expanding, or relocating stores; distribution information;
purchasing and product information; advertising and promotional programs and plans; financial or statistical data;
sales and account information; customer information; sales and marketing plans and strategies; pricing strategies and reports; personnel information; information regarding threatened, pending, or closed legal matters; personnel information and any other information of a similar nature that is not known or made available to the public or to
Lowe's competitors, which, if misused or disclosed, could adversely affect the business of Lowe's.

Employee agrees not to disclose any Confidential Information to any person (including any Lowe's employee who does not need to know such Confidential Information), agency, institution, company or other entity without first obtaining the written consent of Lowe's.  Employee acknowledges and agrees that the duties and obligations under this Section 4 will continue for as long as such Confidential Information remains confidential to Lowe's.

Employee further acknowledges and agrees that any breach of this Section 4 would be a material breach of this
Agreement.

Employee further agrees to return any Confidential Information in his possession (whether in documentary or electronic form) to Stephen A. Hellrung, Senior Vice President, General Counsel and Secretary, Lowe's Companies,
Inc., 1605 Curtis Bridge Road, Wilkesboro, NC 28697.  Said Confidential Information will be returned within ten business days.

Employee acknowledges and reaffirms the terms, provisions, warranties and covenants set forth in the Lowe's
Companies, Inc. Incentive Plan and all stock option agreements executed during Employee's tenure with Lowe's except as amended herein.

5. Non-Competition.  For a period of three years beginning on February 3, 2003, Employee shall not directly or indirectly accept any employment, board appointment(s), consulting or other cooperative business arrangement with: (i) any entity that owns, operates, controls or maintains retail and/or warehouse hardware or home improvement stores with total annual sales of at least $500 million dollars including, but not limited to, the following entities: The Home Depot, Inc.; Sears (including Sears Hardware Stores, and Orchard Supply and Hardware
Company); Home Base, Inc.; Scotty's, Inc; Wal-Mart Stores, Inc.; and Menard, Inc.; or (ii) any vendor who sells products to the Company (as that term is herein defined in paragraph 11), and/or any affiliate, parent companies, subsidiaries, or any successor of interest of any of these entities.

6. Non-Interference.  Employee does warrant, covenant, and agree that he shall not, for a period of three years from the execution of this Agreement, directly (or, with knowledge or intent, indirectly) interfere with any of the relationships of Lowe's with any of its real estate brokers, real estate developers, consultants, employees, suppliers or customers, or any governmental entities.  By way of specific example, and not by way of limitation, Employee shall not:

(a) solicit or induce any officer, administrative officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager, regional loss prevention manager, or other employee of Lowe's to leave his or his employment with Lowe's; or

(b) hire, or cause to be hired, for any employment with any competitors or vendors of Lowe's (as that term is herein defined), any officer, administrative officer, director, regional vice president, district manager, co-manager, store manager, regional human resource manager, regional loss prevention manager, or other employee of Lowe's; or

(c) aid or assist any other person, firm, corporation, or other entity to do any of the acts described in subsections
(a) and (b) immediately above.

7. General Release. Employee covenants and agrees that Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Lowe's, as well as each of Lowe's officers, directors, employees, subsidiaries, and agents (Lowe's and Lowe's officers,

directors, employees, subsidiaries and agents being collectively referred to herein as the "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, in law or equity, arising out of Employee's employment with Lowe's or the termination of Employee's employment with Lowe's
(other than any claim arising out of the breach by Lowe's of the terms of this Agreement), including, without limitation, all claims asserted or that could be asserted by Employee against Lowe's in any litigation arising from summonses and complaints filed in federal, state or municipal court asserting any claim arising from any alleged violation by the
Releasees of any federal, state, or local statutes, ordinances, or common law, including, but not limited to, the Age
Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the
Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the
Rehabilitation Act of 1973, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Civil Rights Act of
1866, and any other employment discrimination laws, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds, as well as any claims based on theories of retaliation, wrongful or constructive discharge, breach of contract or implied covenant, fraud, misrepresentation, intentional and/or negligent infliction of emotional distress, or defamation ("Claim" or "Claims"), which Employee now has, owns, or holds, or claims to have, own, or hold, or which Employee had, owned, or held, or claimed to have, own  or hold at any time before execution of this Agreement, against any or all of the Releasees.  Notwithstanding the foregoing, however, Employee specifically does not release any right to or claim for payment of any and all vested and nonforfeitable benefits, payments, or stock rights, including all rights, if any, under Lowe's ESOP, and 401(k) plans and hereby irrevocably and unconditionally releases, acquits and forever discharges Lowe's, as well as each of Lowe's officers, directors, employees, subsidiaries, and agents, in respect to the forfeitures.

8. Payment by Lowe's.  Employee acknowledges that, from the gross amount of the Consideration, Lowe's shall withhold all amounts required by appropriate taxing authorities and that Lowe's shall issue the appropriate W-2 form or other appropriate tax forms to Employee.

9. Notification of Rights. Employee agrees (1) that his waiver of rights under this Agreement is knowing and voluntary and complies in full with all of the requirements of the Older Workers Benefit Protection Act; (2) that he has read and understands the terms of this Agreement and has voluntarily accepted these terms for the purposes of making a full and final compromise, settlement and adjustment of any and all claims, disputed or otherwise, on account of his personal services relationship (or termination of the relationship) with Lowe's and for the express purpose of precluding forever any further claims arising out of such relationship or its termination as set forth above; (3) that the payment listed above exceeds the amount that would normally be received for an employee separated by Lowe's, that it exceeds what Employee would otherwise have been so entitled to, and that the extra payment is in exchange for signing this Agreement; (4) that Employee has been advised to consult with an attorney prior to executing this Agreement; (5) that Lowe's has given Employee a period of at least twenty-one (21) calendar days within which to consider and accept the terms of this Agreement; (6) that this Agreement waives all claims that may have arisen up to the date of this Agreement; (7) that Employee does not waive any claims that might arise after execution of this Agreement; (8) that

Employee has been given at least seven (7) calendar days after execution to revoke this Agreement, and that, if
Employee chooses not to so revoke, the Agreement shall then become effective and enforceable and the payment listed above shall then be made pursuant to the terms of Paragraph 2 of this Agreement; and (9) to be effective, the revocation must be delivered, via hand delivery, within the seven (7) day period to, Stephen A. Hellrung, Senior Vice
President, General Counsel and Secretary, Lowe's Companies, Inc., 1605 Curtis Bridge Road, Wilkesboro, NC  28697.

10. Injunctive Relief.  Lowe's and Employee agree that the provisions of Sections 4, 5, and 6 are important to and of material consideration to Lowe's and that Lowe's considers that monetary damages alone are an inadequate remedy to Lowe's for any breach of the provisions thereof. Employee further stipulates that, upon any material breach by Employee of the provisions of Sections 4, 5, and 6 Lowe's shall be entitled to injunctive relief against
Employee from a court having personal jurisdiction of Employee.  This section shall not be deemed to limit the legal and equitable remedies available to Lowe's or to limit the nature and extent of any claim by Lowe's for damages caused by Employee for breach of this Agreement.

11. Non-Disparagement: Employee further agrees that he will not, directly or indirectly, disparage Lowe's, and its successors, subsidiaries, related or associated companies, divisions, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, and insurers.  Lowe's agrees that it will not directly or indirectly disparage Employee.

12. Non-Admission Clause: The parties mutually understand and agree that this Release and Separation Agreement does not constitute any admission of fault, responsibility or liability on the part of any of the Releasees.

13. Default and Notice.  In the event Lowe's fails to make any payment due under the provisions of this Agreement,
Employee shall give written notice of such failure to Lowe's, and that Lowe's shall have a period of twenty (20)
business days from receipt of such notice in which to cure such default.  For purposes of this Agreement, all notices to Lowe's shall be in writing and either hand delivered or sent by Certified Mail, Return Receipt Requested to Lowe's at the following address:
Law Department
Lowe's Companies, Inc.
1605 Curtis Bridge Road
Wilkesboro, NC 28697

14. Waiver of Breach. Any waiver by either party of a breach of this Agreement will not constitute a waiver of any further breach, whether of a similar or dissimilar nature.

15. Whole Agreement, Amendment and Severability.  This document contains the whole and entire understanding and agreement between the parties hereto.  There are no other understandings, promises, covenants or agreements between the parties regarding the subject matter of this Agreement, except as specifically set forth herein.  This Agreement may not be

amended, modified or altered in any fashion except in writing executed by the parties hereto with the same formality as with which this Agreement is executed.  Employee understands and agrees that each clause of this
Agreement is a separate and independent clause, and that, if any clause should be found unenforceable, such clause should be and is hereby severed from this Agreement and will not affect the enforceability of any of the other clauses herein.

16. Governing Law. The interpretation and enforcement of this Agreement shall be governed by the internal laws and judicial decisions of the State of North Carolina, without regard to any principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.
LOWE'S COMPANIES, INC.	WILLIAM C. WARDEN, JR.

By: /s/ Stephen A. Hellrung	By: /s/ William C. Warden, Jr.

Date: February 5, 2003	Date: February 5, 2003

Attest: /s/ David R. Green
Witness: /s/ Brenda Jordan

EXHIBIT A

Amendment
to
Stock Option Agreement

This Amendment ("Amendment") to the [Non-Qualified] [Incentive] Stock Option Agreements, dated as of December 4,
1998, February 3, 2000, March 1, 2001, February 1, 2002 and March 1, 2002 by and between Lowe's Companies, Inc. (the
"Company") and William C. Warden, Jr. (the "Optionee") is made and executed this 3rd day of February, 2003.

WHEREAS, in connection with the execution of a Separation Agreement between the Company and the Optionee, dated as of February 3, 2003 (the "Separation Agreement"), the Compensation and Organization Committee of the Board of
Directors of the Company deems it to be in the best interests of the Company and its stockholders to effect certain amendments to the Option Agreement;

NOW THEREFORE, the Option Agreement is amended by deleting paragraph [4] in its entirety and replacing it with the following:

"4. Exercise After Termination of Employment or Demotion.  Except as provided in paragraphs 2, 3 and 5, upon Participant's
Demotion or if the Participant ceases to be employed by the Company and its Affiliates prior to the Expiration Date and prior to the termination of the Company and its Affiliates prior to the Expiration Date and prior to the termination of the
Participant's rights under paragraph 6, this Option shall continue to be exercisable for all or part of the number of shares that the Participant is entitled to purchase pursuant to the vesting schedule set forth in the Notice, reduced by the number of shares for which the Option was previously exercised.  In that event the Option shall continue to vest, and Participant may exercise this Option during the remainder of the period preceding the Expiration Date."; and

As modified hereby, the provisions of the Option Agreement, as heretofore amended, shall remain in full force and effect.

IN WITNESS HEREOF, the Company has caused this Amendment to be duly executed as of the date above first written.

William C. Warden, Jr.	Lowe's Companies, Inc.

By: /s/ William C. Warden, Jr. (Seal)	By: /s/ Stephen A. Hellrung
Name: Stephen A. Hellrung
Title: SVP, General Counsel and Secretary

ACKNOWLEDGMENT

The undersigned acknowledges that on or before February 4, 2003, he was provided with the attached Release and
Separation Agreement.  The undersigned further acknowledges that he has been advised to consult with an attorney before entering into the attached Agreement and that he is being given a period of at least twenty-one (21) days to consider whether to accept or reject the proposed Agreement.  The undersigned acknowledges that, he has received and read this Acknowledgment and fully understands its meaning.
/s/ Stephen A. Hellrung	/s/ William C. Warden, Jr.
Witness	William C. Warden, Jr.

Date: February 5, 2003

Amendment to Stock Option Agreement

This Amendment ("Amendment") to the Non-Qualified and Incentive  Stock Option Agreements, dated as of December 4,
1998, February 3, 2000, March 1, 2001, February 1, 2002 and March 1, 2002 by and between Lowe's Companies, Inc. (the
"Company") and William C. Warden, Jr. (the "Optionee") is made and executed this 31st day of January, 2003.

WHEREAS, in connection with the execution of a Separation Agreement between the Company and the Optionee, dated as of February 3, 2003 (the "Separation Agreement"), the Compensation and Organization Committee of the Board of
Directors of the Company deems it to be in the best interests of the Company and its stockholders to effect certain amendments to the Option Agreement;

NOW THEREFORE, the Option Agreement is amended by deleting paragraph [4] in its entirety and replacing it with the following:

"4. Exercise After Termination of Employment or Demotion.  Except as provided in paragraphs 2, 3 and 5, upon Participant's
Demotion or if the Participant ceases to be employed by the Company and its Affiliates prior to the Expiration Date and prior to the termination of the Company and its Affiliates prior to the Expiration Date and prior to the termination of the
Participant's rights under paragraph 6, this Option shall continue to be exercisable for all or part of the number of shares that the Participant is entitled to purchase pursuant to the vesting schedule set forth in the Notice, reduced by the number of shares for which the Option was previously exercised.  In that event the Option shall continue to vest, and Participant may exercise this Option during the remainder of the period preceding the Expiration Date."; and

As modified hereby, the provisions of the Option Agreement, as heretofore amended, shall remain in full force and effect.

IN WITNESS HEREOF, the Company has caused this Amendment to be duly executed as of the date above first written.

Lowe's Companies, Inc.

By: /s/ Bob Ihrie
Name: Bob Ihrie
Title: VP, Compensation and Benefits